Exhibit 10.1

October 11, 2011

Mr. Peter B. Hamilton
Senior Vice President and Chief Financial Officer
Brunswick Corporation
1 N. Field Court
Lake Forest, IL  60045

Re:	Second Amendment to Terms and Conditions of Employment
Dated October 29, 2008

Dear Peter:

As we have discussed, this amendment letter (the “Second Amendment”) shall constitute an amendment to the Terms and Conditions of Employment (the “Agreement”) entered into between you and Brunswick Corporation (“Brunswick”) on October 29, 2008, in accordance with Section 16 of the Agreement.  The Second Amendment is in addition to the Amendment dated May 5, 2009 (the “Amendment”) entered into between you and Brunswick.

The purpose of the Second Amendment is to eliminate a provision of the Agreement that would automatically terminate the Term of the Agreement upon your attaining the age of 65.

All capitalized terms used in this Second Amendment but not otherwise defined herein will have the same meaning as defined in the Agreement, and all section references are to a section of the Agreement, unless otherwise specified.

Accordingly, you and Brunswick hereby agree that, notwithstanding anything to the contrary set forth in the Agreement, Section 14 of the Agreement (“Termination Provisions”) will be amended to remove the provision that the Term will automatically terminate upon your attaining age 65.  Thus, Section 14 of the Agreement will read as follows:

The Term may be terminated at any time by the Company upon six (6) month’s advance written notice to the Executive; provided, however, that if a Change in Control occurs prior to the expiration of the Term, the Term shall not terminate prior to the second (2nd) anniversary of the date on which the Change in Control occurs.

For the avoidance of doubt, except to the extent expressly modified by this Second Amendment, all other terms of the Agreement and Amendment will remain in full force and effect.

The validity, interpretation, construction and performance of this Second Amendment shall be governed by the laws of the State of Illinois, without regard to its choice of law provisions.

This Second Amendment, together with the Amendment and the Agreement and appendices attached thereto, contains the entire agreement between you and Brunswick concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between you and Brunswick.  This Second Amendment may not be modified or amended except by a writing signed by each of the parties hereto.

This Second Amendment may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

Intending to be legally bound hereby, the parties have executed this Second Amendment on the dates set forth next to their names below.

BRUNSWICK CORPORATION

October 11, 2011	By:	/s/ B. RUSSELL LOCKRIDGE
B. Russell Lockridge
Vice President and Chief Human Resources Officer

October 12, 2011	/s/ PETER B. HAMILTON
Peter B. Hamilton